Exhibit 10.2

FY26
Short-Term Incentive Plan (STI)
Basin Electric Power Cooperative

Table of Contents:
1.Purpose and Scope
2.Eligibility
3.Performance Period and Payout Timing
4.Performance Measures
5.Administration Guidelines
6.Governance and Approvals

1.Purpose and Scope
The Short-Term Incentive (STI) Plan (the “Plan”) is designed to align compensation with the achievement of key Cooperative objectives by linking a portion of pay to measurable performance outcomes.
The Plan is structured to:
•Support the Cooperative’s core performance objectives of Safety, Reliability, and Affordability.
•Reinforce a pay-for-performance philosophy based on defined results.
•Establish clear accountability for performance at each leadership level.
•Provide a consistent and governed framework for incentive compensation.

This Plan is administered in accordance with performance objectives and financial measures reviewed by the Board of Directors for the applicable plan year.

2.Eligibility
The following roles are eligible for the Short-Term Incentive Plan:
•Chief Executive Officer and General Manager
•Select Senior Vice Presidents (SVPs)
To be eligible to participate, an employee must be in full-time status, actively employed through the end of the performance period (plan year) and remain employed and in good standing at the time of payment. Good standing is defined as meeting performance expectations and having no active written disciplinary action, as determined by the Cooperative.
Any incentive earned by a new hire, transfer, or promotion into an eligible role, prior to July 1, 2026, will be prorated based on fully completed months (i.e., an newly eligible employee will begin to receive credit for a prorated benefit beginning on the first of the month that coincides with or follows the date of hire or the date the employee began work in the eligible role, as determined by the Cooperative), and if applicable, the month of the transfer will be credited to the former title and performance measures. Employees who become newly eligible for the Plan due to hire, transfer, or promotion on or after July 1, 2026, will not be eligible to participate in the 2026 Plan year.
Target incentive opportunities and related performance definitions are set forth in the Goal Definitions section below. The Chief Executive Officer's target opportunity, expressed as a percentage of base salary, is determined by his employment agreement.

3.Performance Period and Payout Timing
The Performance Period is calendar year 2026. The Plan incentive payout, if earned, will be paid out in April 2027 and calculated as a percentage of base salary as of March 31, 2026, or the applicable role start date for employees who become newly eligible due to hire, promotion, or transfer after March 31, 2026.

4.Performance Measures
Basin Electric Board of Directors approves the Chief Executive Officer and General Manager’s goals. The Chief Executive Officer and General Manager establish performance goals and metrics for the cooperative, subject to Board review. See the goal definitions for goal details.

5.Administration Guidelines
Nothing in this Plan or in any other Basin Electric policy or manual shall be interpreted as creating a contract of employment for any fixed term or otherwise granting contractual rights to any participant. Employment with Basin Electric is at will and based on mutual consent; employees may terminate their employment at any time without cause or notice, and Basin Electric retains the same right.
Basin Electric reserves the sole discretion to amend, modify, suspend, or terminate this Plan, in whole or in part, at any time, with or without notice, and on a prospective or retroactive basis. The Company may also revise performance measures, targets, incentive opportunities, or any other Plan provisions. Participants may not alter or override the terms of the Plan.
Additionally, Basin Electric reserves the right to reduce, withhold, adjust, or recover incentive payments based on factors including, but not limited to, individual performance, financial results, subsequent reversals of prior transactions, or other special circumstances.
All payments under the Plan are subject to applicable federal, state, and local tax withholdings and required deductions.
Any manipulation or misuse of the Plan constitutes a violation of the Code of Conduct and may result in disciplinary action, up to and including termination of employment, and civil or criminal liability. For the avoidance of doubt, the following guidelines apply to incentive eligibility and payout determination:
• Data Verification: Finance Leadership is responsible for the verification of all performance and financial data, with support from the Director of Compensation and Benefits.
• Goal Achievement: Each performance goal is assessed individually. A goal must be fully achieved to earn the portion of the incentive tied to that goal; partial achievement of a single goal does not result in partial credit for that goal (See the “FY26 Performance Goals and Measures by Roles” section of this Plan for details.) Except where otherwise specified in this Plan, goals are equally weighted, meaning that, for example, if an employee has three performance goals/measures, and only one is fully achieved, the employee’s earned incentive will be one-third of the target incentive opportunity.
• Affordability as a Condition to Payment: Incentive payouts, unless otherwise designated below, are subject to the achievement of the Affordability threshold, which is met only if both of the following conditions are satisfied:

 – Net Cost/MWh ≤ $63.98
 – Consolidated Net Margin ≥ $215.3M (excluding 2026 deferred revenue)
If the Affordability threshold is achieved:
 → 100% of the earned incentive is payable.
If the Affordability threshold is not achieved:
 → The payout is reduced to 50% of the earned incentive. For example, assume an employee with a target incentive opportunity of 10% of Base Salary earns only 5% of Base Salary, because only one of the employee’s goals/performance measures is met. If the Affordability threshold is not achieved, the employee’s payment will be reduced to 2.5% of Base Salary.

6.Governance and Approvals
The Plan is administered under the oversight of the Chief Executive Officer and General Manager and is subject to approval by the Board of Directors.
Human Resources, led by the Director of Compensation and Benefits, manages plan documentation, administration, and calculation oversight in accordance with approved provisions, with support from Finance and operational leadership to ensure accurate data and compliance with internal controls.
All STI Plans, performance measures, and payout determinations are subject to appropriate review and approval prior to communication or payment.
Records related to the STI Plan, including approvals, calculations, and supporting documentation, will be retained for a minimum of seven (7) years, or longer if required by applicable law or BEPC policy, to support audit, regulatory, and compliance requirements.

FY26 Performance Goals and Measures by Roles

Eligible Roles:
•Chief Executive Officer and General Manager
•SVP, Chief Financial Officer
•SVP, Chief Human Resources Officer
•SVP, Chief Operating Officer
•SVP, Energy Markets and DCC Operations
•SVP, General Counsel
•SVP, Member and External Relations

Target Opportunity
•20% of Base Salary

Performance Measures
•Performance measures apply at the cooperative-wide level; full terms under Goal Definitions.

•Safety Composite Score - 85 points or greater out of 100.
•Reliability - FOR of 0.06% or less for Transmission system and average XEFOF of 12.0% or less for Generation fleet.
•Affordability - net cost per member MWh sales of $63.98 or less and consolidated net margin of $215.3 million or greater, excluding 2026 deferred revenue.

Payout Schedule - Example

Goals Achieved	Incentive at Target
1 Goal	6.67%
2 Goals	13.33%
3 Goals	20.00%

Goal Definitions

1.Safety Composite Score: 85 points or greater out of 100 (all facilities except MLC)
a.Total Case Incident Rate (TCIR)

TCIR Rate	Points
0 – 1.80	20
1.81 – 1.94	15
1.95 – 2.16	5
≥ 2.17	0
b.Days Away, Restricted, or Transferred (DART)

DART Rate	Points
0 – 0.72	30
0.73 – 0.94	20
0.95 – 1.11	10
≥ 1.18	0
c.Safety Observation Solutions (SOS)
i.Cooperative-Wide

SOS	Points
≥ 1,200	20
≥ 900	15
≥ 600	10
≥ 300	5
≤ 299	0
≥ 15	5
≤ 14	0

d.Training Completion Rate

Completion Rate	Points
≥ 98%	15
≥ 85%	12
≥ 75%	9
≥ 65%	6
≤ 50%	0

e.Audits
i.Cooperative-Wide

Audits	Points
≥ 600	15
≥ 450	12
≥ 300	9
≤ 149	0

2.Reliability: (all facilities except MLC)
a.For Chief Executive Officer and General Manager and SVPs:
i.Forced Outage Rate (FOR) of 0.06% or less for Transmission system; AND
ii.Average Equivalent Forced Outage Factor excluding Outside Management Control Events (XEFOF) of 12.0% or less for Generation fleet.

3.Affordability:
a.Net cost per member MWh sales of $63.98 or less; AND
b.Consolidated net margin of $215.3 million or greater, excluding 2026 deferred revenue.

By: /s/ Todd Brickhouse_________________________

Name: Todd Brickhouse

Title: Chief Executive Officer and General Manager

Date: July 15, 2026____________________________